Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 57 to File No. 333-57017; Amendment No. 58 to File No. 811-08821) of Rydex Variable Trust of our reports dated February 27, 2014 on the financial statements and financial highlights of each of the series of Rydex Variable Trust included in the December 31, 2013 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 25, 2014